Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Financial Information” section of this prospectus and our financial statements and the related notes. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are an innovative satellite designer and manufacturer. We operate from six locations that include our corporate headquarters and 85,000 square foot satellite assembly, integrating and testing facility in Midland, Texas, as well as operations in Maryland, Spain, the United Kingdom, and Israel. In addition, our 51% owned and controlled subsidiary, Nano, is located in Lithuania.

We and our global partners are building the first and only space-based cellular broadband network to be accessible by standard smartphones. Our SpaceMobile Service is expected to provide cost-effective, high-speed mobile broadband services with global coverage to all end-users, regardless of where they live or work, without the need to purchase special equipment. We believe the SpaceMobile Service would be the first global direct mobile broadband network using low Earth orbit (“LEO”) satellites to provide connectivity to any standard, unmodified, off-the-shelf mobile phone or 2G/3G/4G LTE/5G and IoT-enabled device. We intend to partner with mobile network operators (“MNOs”) to offer the SpaceMobile Service to the MNOs’ end-user customers. Users will not need to subscribe to the SpaceMobile Service directly with us, nor will they need to purchase any new or additional equipment. Users will be able to access the SpaceMobile Service when prompted on their device that they are no longer within range of the land-based facilities of the MNO operator or will be able to purchase a plan directly with their existing mobile provider.

The SpaceMobile Service is planned to be provided through a network of 168 high-powered, large phased-array satellites in LEO. The worldwide mobile traffic will be directed by the SpaceMobile Service to a terrestrial gateway and then to the in-country MNO’s core cellular network connected to the internet. Users will connect to the SpaceMobile Service as if they were using a local cell tower, with less communication delay effects than existing geostationary satellite communication systems experience.

On April 1, 2019, we launched our first test satellite, the BlueWalker 1 (“BW1”), which was used to validate our satellite to cellular architecture and was capable of managing communications delays from LEO orbit and the effects of doppler in a satellite to ground cellular environment using the 4G-LTE protocol. We are currently manufacturing and procuring the satellite componentry required for our BlueWalker 3 (“BW3”) test satellite. As of December 31, 2020, we have incurred approximately $27.0 million on our BW3 efforts, and we intend to incur an additional $22 to $27 million to bring this project to completion. During the first half of 2021, we will be assembling and testing the BW3 satellite at our facility in Midland, Texas. BW3 is scheduled to launch in the second half of 2021. We are planning our first commercial satellite launches for the second half of 2022 or early 2023, which are expected to provide satellite coverage in certain Equatorial countries with 20 satellites. We plan to achieve full global mobile coverage with 110 satellites by the end of 2023 or early in 2024 and multiple input multiple output (“MIMO”) with a total of 168 satellites by the end of 2024.

Revenue is currently generated from Nano, which consists of satellite development and manufacturing, procuring and arranging launch services, as well as in-orbit operations. Additionally, on a smaller scale, Nano offers hosted payload services, sale of individual satellite parts and subsystems, and software licenses. We are exploring the possibility of reducing our ownership interest in Nano, such that we would no longer own a majority of the share capital of Nano.

For additional information regarding our relationships with industrial and wireless infrastructure providers, see the section entitled “Business — Key Industrial and Wireless Infrastructure Provider Relationships.”

Impact of COVID-19 Pandemic

With the on-going global spread of the COVID-19 pandemic, we have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our business. The extent to which the COVID-19 pandemic impacts our business, research and development efforts and the value of our equity, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements, and the effectiveness of actions taken globally to contain and treat the disease. The global economic slowdown, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, to the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties specific to the industry. To date, the pandemic has not had a material impact to our technology development efforts or results of our operations. However, given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we are not able to estimate the future effects of the COVID-19 outbreak on our results of operations, financial condition, or liquidity.

Components of Results of Operations

Revenues

To date, we have not generated significant revenues and do not expect to begin generating revenues from the SpaceMobile Service until 2023. Our 51% owned subsidiary, Nano, generates revenue from ancillary sales and services in Europe and the United States, but is primarily engaged in the development and manufacture of satellite technology. Nano also sells individual satellite parts, subsystems, and software to be configured to customers’ satellites, and enters into “rideshare” type agreements whereby Nano provides hosted payload services using customers’ payloads integrated with Nano-owned Satellite Buses for scheduled launches. Given the above information, any revenue recognition presented herein primarily relates to Nano’s commercially available goods and services.

Cost of Sales

Cost of sales includes the purchase price of various products and services that are used in performing under Nano’s revenue arrangements. Cost of sales also includes operational costs to fulfill Nano customer orders, including costs for Nano employees and overhead.

Engineering Services

Engineering costs are charged to expense as incurred. Engineering costs consist primarily of the expenses associated with our ongoing engineering efforts to establish technical feasibility of our products, as well as the cost of internal staff (such as engineers and consultants) to support these efforts. Currently, major engineering activities include procuring and manufacturing the satellite components required for the BW3 satellite. We intend to assemble and test the BW3 satellite at our Midland, Texas facility during the first half of 2021. The BW3 is scheduled to be launched during the second half of 2021. Additionally, we have established alternative uses (separate economic value) for BW3 and therefore, the hard costs (i.e., test equipment, antennas, sensors, cables, launch vehicles) and other nonrecurring costs solely associated with our BW3 developments are capitalized to its construction in progress (“CIP”) account, and presented on our Consolidated Balance Sheets.

Research and Development Costs

Our research and development (“R&D”) costs consist principally of non-recurring engineering developments in which we typically engages third party vendors. Currently, major R&D activities include engaging with vendors to help develop the electronic componentry and software to be used in the first commercial satellite launch phase of the SpaceMobile Service, which is expected to provide satellite coverage in certain countries along the Equator with 20 satellites.

General and Administrative Costs

Our general and administrative expenses include the costs of insurance, personnel, and outside professional services, including accounting and legal fees. We expect to incur additional expenses in anticipation of becoming a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Depreciation and Amortization

Depreciation and amortization expense includes amounts related to property and equipment as well as finite-lived intangible assets. Once BW3 is completed and successfully launched, we expect a significant portion of our depreciation expense to relate to the depreciation of this asset, given its assigned useful life is two years.

Interest Income

Our interest income consists primarily of interest earned on cash and cash equivalents held by us in interest bearing demand deposit accounts.

Interest Expense

Our interest expense consists of interest on the borrowings from our Chief Executive Officer, Abel Avellan. We repaid all amounts due under this borrowing as of March 3, 2020.

Other Income and (Expense), Net

Our other income or expense consists of miscellaneous non-operating items, such as foreign exchange gains or losses.

Income Taxes

Our income tax expense is driven by our foreign subsidiaries, primarily Israel and Nano.

Results of Operations

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The following table sets forth a summary of our consolidated results of operations for the year-end periods indicated below and the changes between the periods.

	Year Ended December 31,
	2020	2019	$ Change
	(dollars in thousands)
Revenues	$5,967	$1,414	$4,553

Cost of sales	(3,025)	(954)	(2,071)

Gross profit	2,942	460	2,482

Operating expenses:
Engineering services	13,081	4,668	8,413
General and administrative costs	12,320	5,404	6,916
Research and development costs	1,011	1,062	(51)
Depreciation and amortization	887	388	499
Total operating expenses	27,299	11,522	15,777

Other income and expense:
Interest income	71	2	69
Interest expense	(10)	(22)	12
Other income and (expense), net	22	(15)	37
Total other income (expense)	83	(35)	118

Net loss before income taxes	(24,274)	(11,097)	(13,177)
Income taxes	(131)	(44)	(87)
Net loss	$(24,405)	$(11,141)	$(13,264)

Revenues

Total revenues increased by $4.6 million to $6.0 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase was primarily due to a $3.9 million increase in sales to new third-party customers, and a $0.7 million increase in revenue recognized on existing Nano customers.

Cost of Sales

Total cost of sales increased by $2.1 million to $3.0 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase was primarily due to increased costs to deliver new and existing revenue contracts to Nano customers, specifically at the newly established Nano US entity during the fiscal year.

Engineering Services

Total engineering services increased by $8.4 million to $13.1 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase was primarily due to a $5.2 million increase in internal engineer headcount and a $1.8 million increase in internal consultant headcount. The costs related to recurrent engineers and consultants that are not solely associated with the development of BW3 are expensed as engineering services. The remaining $1.4 million increase relates to other operating expenses, such as consumables, components and facility expenses, specifically relating to new operations in United Kingdom during the current fiscal year. We expect engineering expenses to continue to increase over the upcoming years as the SpaceMobile Service is developed.

General and Administrative Costs

Total general and administrative costs increased by $6.9 million to $12.3 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase was primarily due to a $4.0 million increase in employee and consultant-related expenses such as salaries and recruiting fees due to the increase in headcount compared to the prior year period, a $1.8 million increase in professional costs due to the increase in legal and accounting services compared to the prior year period, and a $1.5 million increase in other miscellaneous expenses such as corporate office supplies, licenses, and insurance costs, offset by a $0.4 million decrease in travel expenses due to reduced travel as a result of the COVID-19 pandemic.

Research and Development Costs

Total research and development costs decreased by $0.1 million to $1.0 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The decrease was primarily due a $1.1 million decrease in costs relating to the development of BW1 given this project was completed in 2019, offset by a $1.0 million increase in 2020 development efforts relating to the SpaceMobile constellation.

Depreciation and Amortization

Total depreciation and amortization increased by $0.5 million to $0.9 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase was primarily due to the purchase of additional fixed assets and leasehold improvements during the fiscal year.

Total Other Income (Expense)

Total other income increased by $0.1 million to $0.1 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase was primarily driven by a $0.1 million increase in interest earned during the current fiscal year.

Liquidity and Capital Resources

We require capital to fund our operating expenses and to make capital expenditures. We expect our capital requirements to increase as our operations expand. Historically, we have funded operations primarily from the proceeds from issuances of AST Series A Preferred Units and AST Series B Preferred Units (“AST Preferred Stock”). Through December 31, 2020, we had raised an aggregate of $120.8 million in gross proceeds from the issuance of AST Preferred Stock. As of December 31, 2020, cash and cash equivalents totaled $42.8 million and working capital totaled $37.8 million. We closely monitor our liquidity and capital resources for any potential impact that the COVID-19 pandemic may have on operations. In addition, we are exploring various sources of funding, including the Business Combination, aimed at further supporting our liquidity profile, as well as maintaining business and organizational continuity through the pandemic.

The design, development, manufacture, integration, testing, assembly and launch of satellites and related components is a capital-intensive venture. We estimate the gross costs associated with designing, building and launching the 20 Equatorial SpaceMobile satellites to be approximately $510 million, which includes $128 million of capital raised to date by us from preferred stock, common stock, and founder loan proceeds. To raise the necessary capital to fund this expenditure in the short term, we entered into an Equity Purchase Agreement with NPA on December 15, 2020 with respect to the Business Combination, which closed on April 5, 2021. As part of the Business Combination, NPA contributed approximately $457 million in gross proceeds to us in exchange for 28.5% of the outstanding AST Common Units and became the managing member of AST. We estimate the gross costs associated with designing, building and launching all global and MIMO SpaceMobile satellites and related infrastructure to be approximately $1.7 billion. We believe that, following the Closing, we have sufficient capital to fund planned operations and development for the next 12 to 24 months, which includes the launch of our first 20 Equatorial satellites. We will need to raise additional capital to continue developing and launching satellites to complete subsequent phases of the SpaceMobile Service. We expect to raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. This capital may be necessary to fund our ongoing operations, continue research, development and design efforts, improve infrastructure, and launch satellites. We cannot be certain that additional funds will be available to us on favorable terms if required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially adversely affected.

Cash Flows

Historical Cash Flows

The following table summarizes our sources and uses of cash for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
	(dollars in thousands)
Cash and cash equivalents at end of period	$42,777	$26,498

Cash used in operating activities	$(22,800)	$(9,300)
Cash used in investing activities	(30,411)	(3,654)
Cash provided by financing activities	69,663	32,379

Operating activities

Cash used in operating activities was $22.8 million for the year ended December 31, 2020, as compared to cash used in operating activities of $9.3 million for the same period in 2019. The $13.5 million increase in cash used in operating activities for the year ended December 31, 2020 was primarily attributable to the $24.4 million net loss as a result of the expansion of our operations and satellite technology development efforts, an increase in net loss of $13.3 million, as well as a $0.2 million increase driven by a $1.1 million change in operating assets and liabilities, offset by a $0.9 million change in adjustments to reconcile net loss to cash used in operating activities.

Investing activities

Cash used in investing activities was $30.4 million for the year ended December 31, 2020, as compared to cash used in investing activities of $3.7 million for the same period in 2019. The $26.8 million increase in cash used in investing activities for the year ended December 31, 2020 was primarily attributable to a $20.2 million increase in BW3 satellite construction costs that started at the end of year 2019 and are still in progress, as well as a $6.6 million increase in purchases of property and equipment including satellite antennas, test equipment, and leasehold improvements.

Financing activities

Cash provided by financing activities was $69.7 million for the year ended December 31, 2020, as compared to cash provided by financing activities of $32.4 million for the same period in 2019. The $37.3 million increase in cash provided by financing activities for the year ended December 31, 2020 was primarily attributable to $72.9 million of net proceeds from the issuance of AST Series B Rakuten Preferred Units during the fiscal year, offset by a $31.5 million decrease in net proceeds from AST Series B Preferred Units issued in the prior period.

Funding Requirements

We believe our existing cash and cash equivalents will be sufficient to meet anticipated cash requirements for at least 12 months from the date hereof. However, our forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could expend capital resources sooner than we expect.

Future capital requirements will depend on many factors, including:

●	Seeking and obtaining market access approvals;

●	Establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support our satellite development;

●	Addressing any competing technological and market developments; and

●	Attracting, hiring, and retaining qualified personnel.

Further details on the various risks to our operations are provided and discussed in the “Risk Factors” section of this document.

Until such time, if ever, as we can generate substantial revenues to support our cost structure, we expect to finance cash needs through a combination of equity offerings, debt financings, commercial and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through commercial agreements, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies and/or future revenue streams, or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. In addition, our ability to raise necessary financing could be impacted by the COVID-19 pandemic and its effects on the market conditions. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our commercialization efforts or grant rights to develop and market other services even if we would otherwise prefer to develop and market these services ourelf or potentially discontinue operations. See the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included herein for additional information.

Contractual Obligations

The following table reflects our contractual obligations as of December 31, 2020:

	Payments Due by Period
	Total	Less than 1 year	More than 1 year and less than 3	More than 3 years and less than 5	More than 5 years
	(dollars in thousands)
Operating lease obligations(1)	$14,151	$1,432	$2,604	$2,413	$7,701
Purchase obligations(2)	8,337	8,337	—	—	—
Total	$22,488	$9,769	$2,604	$2,413	$7,701

(1)	We primarily lease office space under operating lease agreements, with the most material lease relating to our International Air & Space Port in Midland, Texas. Refer to Note 6 — Commitments and Contingencies in the Notes to Consolidated Financial Statements for additional information on our leases.

(2)	The purchase obligations are associated with contracts with GK Launch Services and Dialog that are enforceable and legally binding, and specify all significant terms, including quantities to be purchased, price provisions, and the approximate timing of the transactions. Refer to Note 13 — Significant Agreements in the Notes to Consolidated Financial Statements for additional information.

Off-Balance Sheet Arrangements

We do not maintain any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our policies and estimates, including but not limited to, those related to our revenue from contracts with customers, goodwill, intangibles and long-lived assets. Our management bases our estimates on historical experience, data available at the time the estimates are made and various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We consider the following accounting policies to be those that require the most subjective judgment or that involve uncertainty that could have a material impact on our financial statements. If actual results differ significantly from management’s estimates and projections, there could be a material effect on the financial statements. This is not a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP, with no need for management’s judgment in its application. For a discussion of our other accounting policies, see Note 2 — Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements.

Revenue from Contracts with Customers

We recognize revenue when or as control is transferred to a customer, which is in accordance with ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). The determination of revenue is dependent upon the following five step process: 1) we account for a contract with a customer when there is written approval, the contract is committed, the rights of the parties are identified, the contract has commercial substance and consideration is probable of collection; 2) we determine performance obligations by assessing whether the products or services are distinct from the other elements of the contract. In order to be distinct, the product or service must perform either on its own or with readily available resources and must be separate within the context of the contract; 3) we consider the amount stated on the face of the purchase order to be the transaction price and does not have variable consideration which could impact the stated purchase price agreed to; 4) transaction price is allocated to each individual performance obligation based on the standalone selling price of that performance obligation and if standalone market transactions are not available, we will estimate the standalone selling price through market assessments; and 5) if the transaction meets the criteria for over time recognition, we recognize revenue as the good or service is delivered. For transactions that do not meet the criteria for over time recognition, we will recognize revenue at a point in time based on an assessment of the five criteria for transfer of control. We have concluded that revenue should be recognized when shipped or delivered based on contractual terms.

As it relates to government and space agency grants, Nano receives grant funding in exchange for satellite technology development efforts made by Nano to the European Space Agency and other governmental bodies. If Nano fails to maintain required commitments, the funds received may have to be repaid or other adverse consequences may arise, which could affect cash flows and profitability. When Nano has been awarded grant funding, cost reimbursements are recognized when it is probable that Nano will comply with the conditions attached to the grant arrangement and the grant proceeds will be received. Grants are recognized in Nano’s results of operations on a systematic basis over the periods in which it recognizes the related costs for which the grant is intended to compensate. Specifically, when grants are related to reimbursements, the grants are recognized as a reduction of the related expense in our results of operations. For grants related to reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset and recognized in Nano’s results of operations over the estimated useful life of the depreciable asset as reduced depreciation expense.

As it relates to collaborative arrangements, we consider the nature and contractual terms of an arrangement and assess whether the arrangement involves a joint operating activity pursuant to which we are an active participant and exposed to significant risks and rewards with respect to the arrangement. If we are an active participant and exposed to the significant risks and rewards with respect to the arrangement, we account for these arrangement pursuant to ASC Topic 808, Collaborative Arrangements, as amended by ASU 2018-18 (“ASC 808”), and applies a systematic and rational approach to recognize revenue (unless parts of the arrangement are within the scope of other authoritative accounting literature or can be appropriately analogized to other authoritative accounting literature). In connection with the Initial Series B Preferred Stock Issuance, we entered into a commercial agreement on October 26, 2019 with Vodafone, whereby Vodafone is provided exclusivity to operate the SpaceMobile Service in agreed upon markets as defined in the agreement. As part of this agreement, Vodafone will promote the service as an element of its normal business, and we are provided a 50/50 revenue share for all services enabled by our SpaceMobile satellite segment. The term of the agreement is five years starting with the initial launch of commercial service based on the Phase 3 constellation anticipated in 2023. The Vodafone commercial agreement is considered a collaborative arrangement under ASC 808 as both parties are active participants and share in the significant risks and rewards of the activities. We will not assign any value to the Vodafone commercial agreement at inception and will recognize their share of expenses as they are performed up to the time the activities are revenue generating.

Goodwill, Intangibles and Long-Lived Assets

We assess goodwill for impairment at least annually in the fourth quarter, on a reporting unit basis, or more frequently, when events and circumstances occur indicating that the recorded goodwill may be impaired. For the year ended December 31, 2020, our goodwill impairment process included applying a quantitative impairment analysis where the fair value of the reporting unit was compared to its carrying value (including goodwill). We engaged an independent third-party valuation specialist to assist in the determination of the fair value of the reporting unit based upon inputs and assumptions provided by management. The fair value of the reporting unit was based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting unit. Significant judgments inherent in these analyses include estimating the amount and timing of future cash flows and the selection of appropriate discount rates and long-term growth rate assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for the reporting unit and could result in an impairment charge, which could be material to our financial position and results of operations. Based on the results of the quantitative impairment analysis, it was determined that there has been no impairment of goodwill related to the reporting unit as of December 31, 2020.

We assesses the impairment of intangible and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important in the determination of an impairment include significant underperformance relative to historical or projected future operating results, significant changes in the manner that we use the acquired asset and significant negative industry or economic trends.

Recent Accounting Pronouncements

See Note 2 — Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements for a full description of recent accounting pronouncements including the expected dates of adoption and effects on results of operations and financial condition.